EXHIBIT 99.1
Contact: Paul V. Maier
Senior Vice President
and Chief Financial Officer
858-550-7573
Ligand Announces that David Robinson Steps Down as Chairman, President and CEO; Henry Blissenbach Named Chairman and Interim CEO
     SAN DIEGO, CA — August 1, 2006 — Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) (the “Company” or “Ligand”) today announced the resignation of David E. Robinson as Chairman, President, Chief Executive Officer and as a director of the Company, effective July 31, 2006. After consultation with the Company’s Board of Directors, Mr. Robinson resigned to pursue other opportunities.
     The Company also announced that current director Henry F. Blissenbach has been named Chairman and interim Chief Executive Officer of the Company, effective immediately. Dr. Blissenbach has served on the Company’s Board of Directors since May 1995, and recently retired as President and Chief Executive Officer of BioScrip, Inc., a publicly-held specialty drug distribution company. Prior to that, he was Chairman, President and Chief Executive Officer of Chronimed, Inc. In a related action, the Company’s Board of Directors appointed current director John W. Kozarich, Ph.D. to the Audit Committee of the Company’s Board of Directors to replace Dr. Blissenbach due to his appointment as interim Chief Executive Officer. In addition, Dr. Alexander D. Cross has replaced Dr. Blissenbach on the Compensation Committee and the Nominating Committee, and John Groom has been named Chairman of the Compensation Committee.
     “On behalf of the Board, I want to express our gratitude to David for his 15 years of dedicated service to Ligand. David has built what was a small private research-stage company in 1991 into a publicly traded specialty pharmaceutical company with five marketed products and revenues approaching $200 million per year, as well as a robust product pipeline. We wish him great success in his new endeavors,” said Dr. Blissenbach. “Our continuing focus at the Company will be on developing and selling our products and the ongoing process for exploring strategic alternatives to enhance shareholder value.”
     Daniel S. Loeb, a member of Ligand’s Board of Directors and Chief Executive Officer of Third Point LLC, Ligand’s largest shareholder, stated, “We are excited to work with Hank to continue the process of seeking to maximize value for all Ligand shareholders.”
     The Company also stated that it will immediately initiate a search for a new Chief Executive Officer, and it expects the search to be completed in a timely manner.
     The Company also announced that it intends to release second quarter earnings on August 9, 2006.
About Ligand
     Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men’s and women’s hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand’s proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to intracellular receptors. For more information, go to www.ligand.com.

Caution Regarding Forward-Looking Statements
     This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. These statements include those related to developing and selling products and the strategic alternatives exploration process. Actual events or results may differ from our expectations. For example, there can be no assurance that product development will be successful, that any particular level of product sales will continue, that the strategic alternatives process will be successful or yield preferred results, nor that the search for a new Chief Executive Officer will be successfully completed. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases as well as in public periodic filings with the Securities and Exchange Commission, available via www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.
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